EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of February 2, 2004 (the “Effective Date”), by and between USF Corporation, a Delaware corporation (the “Employer”), and Thomas E. Bergmann (the “Executive”).

RECITALS

    A.        The Employer desires that the Executive provide services for the benefit of the Employer and its wholly-owned subsidiaries and the Executive desires to accept such employment with the Employer.

    B.        The Employer and the Executive acknowledge that the Executive will be a senior member of the management team of the Employer and, as such, will participate in implementing the Employer’s business plan.

    C.        In the course of employment with the Employer, the Executive will have access to certain confidential information that relates to or will relate to the business of the Employer and its wholly-owned subsidiaries.

    D.        The Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

        NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1.	Employment. As of the Effective Date, the Employer shall employ the Executive as its Senior Vice President and Chief Financial Officer. The Executive hereby accepts such employment on the following terms and conditions.

2.	Duties. The Executive shall have the duties, responsibilities, powers, and authority customarily associated with the position of Senior Vice President and Chief Financial Officer. The Executive shall report to, and follow the direction of, the President and Chief Executive Officer. In addition to the foregoing, the Executive also shall perform such other and unrelated services and duties as may be assigned to him from time to time by the President and Chief Executive Officer consistent with his position as Senior Vice President and Chief Financial Officer. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Employer or its wholly-owned subsidiaries and will use his best efforts to promote the interests of the Employer. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic, religious or charitable boards or committees, so long as such activities do not individually or in the aggregate significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement.

3.	Executive Loyalty. Subject to the exceptions set forth in Paragraph 2, the Executive shall devote all of his time, attention, knowledge, and skill solely and exclusively to the business and interests of the Employer, and the Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive. The Executive expressly agrees that during the term of this Agreement, he shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Employer. The foregoing notwithstanding, and except as otherwise set forth in Paragraph 8, nothing herein contained shall be deemed to prevent the Executive from investing his money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent the Executive from investing his money in real estate, or to otherwise manage his personal investments and financial affairs.

4.	Compensation.

(a)	Salary. The Employer shall pay the Executive an annual base salary of $425,000 (the “Base Salary”), payable in substantially equal installments in accordance with the Employer’s payroll policy from time to time in effect. The Executive’s Base Salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. Changes to the Base Salary, as adjusted, may be made following an annual salary review, the first of which shall take place in or around the end of 2004, and all subsequent reviews shall occur thereafter at the same time as reviews are conducted generally for executive officers of the Employer. The Base Salary shall not be reduced, and the term Base Salary shall refer thereafter to the Base Salary, as it may be increased from time to time.

(b)	Performance Bonus. The Executive shall participate in a bonus program, which program shall provide the Executive with an opportunity to achieve a target calendar year bonus of eighty percent (80%) of the Base Salary. For the calendar year ending December 31, 2004, the Executive shall be guaranteed a bonus of no less than one hundred fifty thousand dollars ($150,000). Beginning with 2004, the actual terms and conditions of the annual bonus program shall be established by the Employer, with input from the Executive, shall be memorialized in a written document to be prepared by the Employer and which will be incorporated herein by reference, and will provide for the payment of an annual bonus hereunder if the Employer achieves specified company-wide objectives and if the Executive achieves specified personal management objectives. Any bonus earned hereunder shall be payable no later than ninety (90) days following the end of the calendar year for which the bonus is earned.

(c)	Stock Options. On the Effective Date, the Employer shall grant the Executive a non-qualified option to purchase fifty thousand (50,000) shares of the common stock of the Employer. Such stock option shall be granted in accordance with and pursuant to the terms of the Employer’s Long-Term Incentive Plan. The stock option shall be granted at an exercise price equal to the “fair market value” of such common stock of the Employer on a date certain during the first week of employment of the Executive. The grant of such stock option, and the terms thereof, has been memorialized in the Option Agreement attached hereto as Exhibit A.

(d)	Stock Grant. On the Effective Date, the Executive shall be provided with a grant of 10,000 shares of common stock of the Employer. The grant of such stock, and the terms thereof, has been memorialized in the Restricted Stock Grant Agreement attached hereto as Exhibit B.

(e)	Other Benefits. During the term of this Agreement, the Employer shall:

(i)	include the Executive in any life insurance, disability insurance, medical, dental or health insurance, vacation (4 weeks per calendar year, prorated for any partial calendar year), savings, pension and retirement plans and other benefit plans or programs (including, if applicable, any excess benefit or supplemental executive retirement plans) maintained by the Employer for the benefit of its executives; and

(ii)	include the Executive in such perquisites as the Employer may establish from time to time that are commensurate with his position and at least comparable to those received by other executives of the Employer (including, but not limited to, an automobile allowance of $1,000 per month).

5.	Expenses. The Employer shall reimburse the Executive for all reasonable and approved business expenses, provided the Executive submits paid receipts or other documentation acceptable to the Employer and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the “Code”).

6.	Termination. The Executive’s services shall terminate upon the first to occur of the following events:

(a)	Disability or Death. Upon the Executive’s date of death or the date the Executive is given written notice that he has been determined to be disabled by the Employer. For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of the Executive’s employment by the Employer for disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such tenth (10th) business day.

(b)	Cause. On the date the Employer provides the Executive with written notice that he is being terminated for “cause.” For purposes of this Agreement, the Executive shall be deemed terminated for cause if the Employer terminates the Executive after the Executive:

(i)	shall have been indicted (or the equivalent thereof) for any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement; or

(ii)	shall have committed intentional acts of misconduct that materially impair the goodwill or business of the Employer or cause material damage to its property, goodwill, or business; or

(iii)	shall have refused to, or willfully failed to, perform his material duties hereunder; provided, however, that no termination under this subparagraph (iii) shall be effective unless the Executive does not cure such refusal or failure to the Employer’s reasonable satisfaction as soon as practicable after the Employer gives the Executive written notice identifying such refusal or failure (and, in any event, within thirty (30) calendar days after receipt of such written notice).

No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith.

(c)	Without Cause. On the date the Employer terminates the Executive’s employment for any reason, other than a reason otherwise set forth in this Paragraph 6, provided that the Employer shall give the Executive sixty (60) days written notice prior to such date of its intention to terminate such employment.

(d)	Resignation. On the date the Executive terminates his employment for any reason, other than a reason otherwise set forth in this Paragraph 6, provided that the Executive shall give the Employer thirty (30) days written notice prior to such date of his intention to terminate this Agreement.

7.	Compensation Upon Termination.

(a)	Termination Payment. If the Executive’s services are terminated pursuant to Paragraph 6(a), 6(b) or 6(d), the Executive shall be entitled to his Base Salary through his final date of active employment plus any accrued but unused vacation pay. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, or stock option program or agreement, provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

(b)	Severance Payment. Except as otherwise provided in this Paragraph 7(b), if the Executive’s services are terminated pursuant to Paragraph 6(c), the Executive shall be entitled to his Base Salary through his final date of active employment, plus any accrued but unused vacation pay. The Executive also shall be entitled to a severance amount equal to the sum of (i) two times the Base Salary, plus (ii) one times the target bonus. Such severance payment shall be payable to the Executive over twenty-four (24) months following the date of termination, provided (a) the Executive signs an agreement that waives any rights the Executive may otherwise have against the Employer and releases the Employer from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (b) the Employer shall be permitted to offset from the severance payment hereunder any salary paid to the Executive during the sixty (60) day written notice period, if the Employer, in its discretion, directs the Executive to perform no substantial services during such sixty (60) day written notice period. For twenty-four (24) months (the “Continuation Period”) following such termination, the Executive shall, at the Company’s expense, continue to be eligible to participate, on his behalf and on behalf of his dependents and beneficiaries, in the Company’s medical and dental insurance benefit plans and programs (the “Benefit Plans”) on the same terms as provided to the Executive under the Company’s Benefit Plans as in existence at any time during the 90-day period prior to his termination. Upon the expiration of the Continuation Period, the Executive shall be entitled to elect any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). The foregoing notwithstanding, if the Company is unable to effectuate the Executive’s continued participation in the Benefit Plans in accordance with the terms of this subsection (iii), the Company agrees that it shall pay the full cost of any COBRA continuation coverage elected by the Executive and for which the Executive (and his dependents and beneficiaries) is eligible during the Continuation Period. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s employee benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverage and benefits of the combined employee benefit plans is no less favorable to the Executive than the coverage and benefits required to be provided hereunder. Any payments made to the Executive under the foregoing provisions of this Paragraph 7(b) shall, if employment is terminated within twelve (12) months of the Effective Date, be reduced by any wages and/or compensation earned by the Executive through his performance of substantially full-time employment during the duration of such twenty-four (24) month period.

(c)	Change In Control Payment. The Executive shall be a party to the Employer’s Severance Protection Agreement, which shall supersede the provisions of Paragraph 7(b) and entitle the Executive to a severance payment upon a Change in Control, as defined therein (except for a severance payment under Paragraph 6(b)(iii), which shall be governed solely by the provisions of Paragraph 7(b)). A copy of the Severance Protection Agreement is attached hereto as Exhibit C.

8.	Protective Covenants. The Executive acknowledges and agrees that solely by virtue of his employment by, and relationship with, the Employer, he has acquired and will acquire “Confidential Information”, as hereinafter defined, as well as special knowledge of the Employer’s relationships with its customers and suppliers, and that, but for his association with the Employer, the Executive would not or will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (i) that the Employer has long term, near-permanent relationships with its customers and suppliers, and that those relationships were developed at great expense and difficulty to the Employer over several years of close and continuing involvement; and (ii) that the Employer’s relationships with its customers and suppliers are and will continue to be valuable, special and unique assets of the Employer and that the identity of its customers and suppliers is kept under tight security with the Employer and cannot be readily ascertained from publicly available materials or from materials available to the Employer’s competitors. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a condition precedent to the Employer entering into this Agreement, and as an inducement to the Employer to do so, the Executive hereby represents, warrants, and covenants as follows:

(a)	The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a comparable livelihood following the termination of his employment with the Employer.

(b)	The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.

(c)	The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound. In addition, the Executive has informed the Employer of, and provided the Employer with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Executive is subject or may be bound.

(d)	The Executive agrees that, during the time of his employment with the Employer and for a period of one (1) year following the later of (i) the termination of the Executive’s employment hereunder pursuant to Paragraph 6(b) or 6(d), or (ii) one year following the date of the last payment provided for under Paragraph 7(b), the Executive will not, except on behalf of the Employer, anywhere in North America, or in any other place or venue where the Employer or any affiliate, subsidiary, or division thereof now conducts or operates, or may conduct or operate, its business prior to the date of the Executive’s termination of employment:

(i)	directly or indirectly, contact, solicit or direct any person, firm, corporation, association or other entity to contact or solicit, any of the Employer’s customers for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers during the term hereof. In addition, the Executive will not disclose the identity of any such customers to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; or

(ii)	solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of the Employer (or was an employee of the Employer during the year preceding such solicitation), nor solicit any of the Employer’s then current employees (or an individual who was employed by or engaged by the Employer during the year preceding such solicitation) to terminate employment or an engagement with the Employer, nor agree to hire any then current employee (or an individual who was an employee of the Employer during the year preceding such hire) of the Employer into employment with himself or any company, individual or other entity; or

(iii)	directly or indirectly, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business involved in a business similar to, or comparable to, the business of the Employer or any affiliate of the Employer; or

(e)	The Executive acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if the Executive becomes employed by another employer, he shall be required to disclose the existence of this Paragraph 8 to such employer and the Executive hereby consents to and the Employer is hereby given permission to disclose the existence of this Paragraph 8 to such employer.

(f)	For purposes of this Paragraph 8, “customer” shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from the Employer or is or was doing business with the Employer or the Executive within the twelve (12) month period immediately preceding termination of the Executive’s employment.

(g)	The Executive agrees that both during his employment and thereafter the Executive will not, for any reason whatsoever, use for himself or disclose to any person not employed by the Employer any “Confidential Information” of the Employer acquired by the Executive during his relationship with the Employer, both prior to and during the term of this Agreement. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with, or for, the Employer and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to the Employer. The Executive agrees that “Confidential Information” includes but is not limited to: (1) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Employer; (2) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Employer; (3) any confidential information or trade secrets of any third party provided to the Employer in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during the Executive’s tenure with the Employer or to be accessed during his future employment with the Employer, which pertains to the Employer’s affairs or interests or with whom or how the Employer does business. The Employer acknowledges and agrees that Confidential Information does not include (a) information properly in the public domain, (b) information in the Executive’s possession prior to the date of his original association with the Employer, or (c) information which is required to be disclosed by law or legal process provided that the Executive notifies the Employer prior to or, if such advance notification is not possible, promptly after such disclosure and cooperates with the Employer in obtaining any protective order regarding or other confidential treatment of such information.

(h)	In the event that the Executive intends to communicate information to any individual(s), entity or entities (other than the Employer), to permit access by any individual(s), entity or entities (other than the Employer), or to use information for the Executive’s own account or for the account of any individual(s), entity or entities (other than the Employer) and such information would be Confidential Information hereunder but for the exceptions set out at (a) and (b) of Paragraph 8(g) of this Agreement, the Executive shall notify the Employer of such intent in writing, including a description of such information, no less than fifteen (15) days prior to such communication, access or use.

(i)	During and after the term of employment hereunder, the Executive will not remove from the Employer’s premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duty shall require, and in such cases, will promptly return such items to the Employer. Upon termination of his employment with the Employer, all such items including summaries or copies thereof, then in the Executive’s possession, shall be returned to the Employer immediately.

(j)	The Executive recognizes and agrees that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the “Inventions”) made, conceived or completed by the Executive, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Employer’s business operations or that relate to any of the Employer’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Employer), are the sole and exclusive property of the Employer. The Executive further agrees that (1) he will promptly disclose all Inventions to the Employer and hereby assigns to the Employer all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of the Employer, the Executive will do all things deemed by the Employer to be reasonably necessary to perfect title to the Inventions in the Employer and to assist in obtaining for the Employer such patents, copyrights or other protection as may be provided under law and desired by the Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, pursuant to the Employee Patent Act, Illinois Public Act 83-493, the Employer hereby notifies the Executive that the provisions of this Paragraph 8 shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Employer was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Employer, or (ii) to actual or demonstrably anticipated research or development of the Employer, or (2) the Invention results from any work performed by the Executive for the Employer.

(k)	The Executive acknowledges and agrees that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Employer, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Employer or the Executive. The Executive also agrees to furnish to the Employer on demand at any time during the term of this Agreement, and upon the termination of this Agreement, any other records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the Employer’s business, including originals and copies thereof. The Executive recognizes and agrees that he has no expectation of privacy with respect to the Employer’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

(l)	The Executive acknowledges that he may become aware of “material” nonpublic information relating to customers whose stock is publicly traded. The Executive acknowledges that he is prohibited by law as well as by Employer policy from trading in the shares of such customers while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this Paragraph 8(l), “material” information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded customers. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.

(m)	The Employer does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, the Executive agrees that he will not knowingly disclose to the Employer, use in the Employer’s business, or cause the Employer to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Employer has a right to receive and use such information. The Executive will not incorporate into his work any material which is subject to the copyrights of any third party unless the Employer has a written agreement with such third party or otherwise has the right to receive and use such information.

(n)	It is agreed that any breach or anticipated or threatened breach of any of the Executive’s covenants contained in this Paragraph 8 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Employer posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information. The Executive acknowledges the truthfulness of all factual statements in this Agreement and agrees that he is estopped from and will not make any factual statement in any proceeding that is contrary to this Agreement or any part thereof.

9.	Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Executive, or to its principal office in the case of the Employer.

10.	Waiver of Breach. A waiver by the Employer of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

11.	Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

12.	Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.

13.	Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

14.	Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

15.	Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

16.	Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

17.	Arbitration. Any controversy, claim or dispute arising out of or relating to the Executive’s employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement (other than any controversy , claim or dispute arising under Paragraph 8) shall be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of Illinois. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to interpret or enforce Paragraph 8 of the Agreement (for which Paragraph 19 shall provide the sole and exclusive venue), (c) to change or modify any provision of this Agreement, (d) to base any part of his or her decision on the common law principle of constructive termination, or (e) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration and one-half (1/2) of the costs of the arbitrator.

18.	Indemnification. To the fullest extent permitted by law, the Employer agrees to indemnify the Executive against, and to hold the Executive harmless from any and all claims, lawsuits, losses, damages, assessments, penalties, expenses, costs and liabilities of any kind or nature, including without limitation, court costs and attorneys’ fees, which the Executive may sustain directly as a result of, or in connection with, any act or omission by the Employer or its employees or any suit or other proceeding brought by a third party (including but not limited to governmental or regulatory agencies or bodies) in connection with the foregoing or in connection with any act or omission of the Executive while he was employed or served as an officer or director of the Employer or any wholly-owned subsidiary thereof, unless such claim, lawsuit, loss, damage, assessment, penalty, expense, cost or liability is the result of the Executive’s gross negligence or willful misconduct.

19.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions. Furthermore, as to Paragraph 8, the Executive agrees and consents to submit to personal jurisdiction in the state of Illinois in any state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Paragraph 8 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. In addition, the Executive waives any right to challenge in another court any judgment entered by such Cook County court or to assert that any action instituted by the Employer in any such court is in the improper venue or should be transferred to a more convenient forum.

IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

EMPLOYER:	EXECUTIVE:
USF CORPORATION, a Delaware corporation
/s/ Richard P. DiStasio By: Richard P. DiStasio Its: President & Chief Executive Officer	/s/ Thomas E. Bergmann

EXHIBIT A

USF CORPORATION
NONSTATUTORY STOCK OPTION AGREEMENT

        THIS AGREEMENT is made effective February X, 2004 (the “Grant Date”), between USF Corporation, a Delaware corporation (the “Company”), and Thomas E. Bergmann (the “Optionee”).

        WHEREAS, in accordance with the terms of that certain Employment Agreement as executed by and between the Company and the Optionee effective of even date herewith (the “Employment Agreement”), the Company desires to grant to the Optionee an option to purchase shares of its common capital stock (the “Shares”) under the Company’s Long-Term Incentive Plan (the “Plan”); and

        WHEREAS, the Company and the Optionee understand and agree that any terms used herein have the same meanings as in the Plan (the Optionee being referred to in the Plan as a “Participant”).

        NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

1. GRANT OF OPTION

The Company grants to the Optionee the right and Option to purchase all or any part of an aggregate of 50,000 Shares (the “Option”) on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Optionee acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Option, and exercises of rights hereunder, shall be retained by the Company. The Option granted herein is intended to be a Nonstatutory Option as defined in the Plan.

2. PURCHASE PRICE

The purchase price of the Shares subject to the Option shall be $_________ per Share, the fair market value of a Share as of the Grant Date.

3. EXERCISE OF OPTION

Subject to the Plan and this Agreement, the Option shall be exercisable as follows:

EXERCISE PERIOD

No. of Shares	Commencement Date	Expiration Date

10,000	1st Anniversary of Grant Date	10th Anniversary of Grant Date

10,000	2nd Anniversary of Grant Date	10th Anniversary of Grant Date

10,000	3rd Anniversary of Grant Date	10th Anniversary of Grant Date

10,000	4th Anniversary of Grant Date	10th Anniversary of Grant Date

10,000	5th Anniversary of Grant Date	10th Anniversary of Grant Date

Notwithstanding the foregoing, if the Optionee’s services are terminated by the Company (without “cause,” as such term is defined in the Employment Agreement) either (A) (1) within six (6) months following a Change in Control, or (2) the Optionee voluntarily terminates his employment within six (6) months following a Change in Control or (B) at any time after execution of this Agreement, all Shares, whether or not exercisable in accordance with the Schedule set forth above, shall become immediately exercisable. For purposes of this Agreement, a “Change in Control” shall be as defined in Exhibit C of the Employment Agreement.

4. ISSUANCE OF STOCK

The Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice (or any other approved form of notice) to the Company. Such written notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised, shall contain the warranty, if any, required under the Plan and shall specify a date (other than a Saturday, Sunday or legal holiday) not less than five (5) nor more than ten (10) days after the date of such written notice, as the date on which the Shares will be purchased, at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the Option, and shall otherwise comply with the terms and conditions of this Agreement and the Plan. On the date specified in such written notice (which date may be extended by the Company if any law or regulation requires the Company to take any action with respect to the Shares prior to the issuance thereof), the Company shall accept payment for the Shares and shall deliver to the Optionee an appropriate certificate or certificates for the Shares as to which the Option was exercised.

The Option price of any Shares shall be payable at the time of exercise as determined by the Company either:

(a)	in cash, by certified check or bank check, or by wire transfer; or

(b)	in whole shares of the Company’s common stock, provided, however, that (i) if such shares were acquired pursuant to an incentive stock option plan (as defined in Code Section 422) of the Company or Affiliate, then the applicable holding period requirements of said Section 422 have been met with respect to such shares, (ii) if the Optionee is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended from time to time, and if such shares were granted pursuant to an option, then such option must have been granted at least six (6) months prior to the exercise of the Option hereunder, and (iii) such shares were owned by the Optionee for six (6) or more months prior to the exercise of the Option hereunder; or

(c)	through the delivery of cash or the extension of credit by a broker-dealer to whom the Optionee has submitted notice of exercise or otherwise indicated an intent to exercise an Option (a so-called “cashless” exercise), but only to the extent that the Company’s corporate counsel has determined that such a “cashless” exercise is a permissible method of exercise for the Optionee under Section 13(k) of the Securities Exchange Act of 1934, as amended; or

(d)	in any combination of (a), (b), or (c) above.

The fair market value of the stock to be applied toward the purchase price shall be determined as of the date of exercise of the Option in a manner consistent with the determination of fair market value with respect to the grant of an Option under the Plan. Any certificate for shares of outstanding stock of the Company used to pay the purchase price shall be accompanied by a stock power duly endorsed in blank by the registered holder of the certificate, with signature guaranteed in the event the certificate shall also be accompanied by instructions from the Optionee to the Company’s transfer agent with respect to disposition of the balance of the shares covered thereby.

The Company shall pay all original issue taxes with respect to the issuance of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith. The holder of this Option shall have the rights of a stockholder only with respect to those Shares covered by the Option which have been registered in the holder’s name in the share register of the Company upon the due exercise of the Option.

5. NON-ASSIGNABILITY

This Option shall not be transferable by the Optionee and shall be exercisable only by the Optionee, except as the Plan may otherwise provide.

6. NOTICES

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by registered or certified mail, return receipt requested, addressed as follows:

To the Company:	USF Corporation 8550 West Bryn Mawr Avenue Suite 700 Chicago, Illinois 60631 Attn: Long-Term Incentive Plan Committee
To the Optionee:	Thomas E. Bergmann 60 S. Wynstone Drive North Barrington, IL 60010

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given when mailed in accordance with the foregoing provisions.

7. GOVERNING LAW

        This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

8. BINDING EFFECT

        This Agreement shall (subject to the provisions of Section 5 hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

        IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

COMPANY:	OPTIONEE:
USF CORPORATION
By:______________________________ Its:______________________________	______________________________

EXHIBIT B

USF CORPORATION
RESTRICTED STOCK GRANT AGREEMENT

        THIS AGREEMENT is made effective February X, 2004 (the “Grant Date”) between USF Corporation, a Delaware corporation (the “Company”), and Thomas E. Bergmann (the “Recipient”).

        WHEREAS, in accordance with the terms of that certain Employment Agreement as executed by and between the Company and the Recipient effective of even date herewith (the “Employment Agreement”), the Company desires to grant to the Recipient certain shares (the “Shares”) of its common capital stock (the “Stock”); and

        WHEREAS, such Shares are not being issued under the Company’s Long-Term Incentive Plan (the “Plan”) but the Company and the Recipient understand and agree that any terms used herein have the same meanings as if such Shares were granted as restricted stock under the Plan (the Recipient being referred to in the Plan as a “Participant”).

        NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

1. GRANT OF RESTRICTED STOCK

The Company hereby grants to the Recipient 10,000 Shares of Stock on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Recipient acknowledges receipt of a copy of the Plan. The Company and the Recipient acknowledge that the number of Shares of Stock granted hereunder equals $_______ of Stock on the Grant Date.

2. PURCHASE PRICE

The purchase price of the Stock shall be deemed to be zero Dollars per Share. The foregoing notwithstanding, the Recipient shall not, without the consent of the Company, make any election under Section 83(b) of the Code to recognize income at the date of grant.

3. CERTIFICATES AND SHAREHOLDER RIGHTS

The Company’s Transfer Agent and Registrar shall prepare and issue a stock certificate in the Recipient’s name representing the Shares of Stock that the Recipient has been granted. From and after the issuance of the certificate, the Recipient shall be the holder of record with respect to the Stock. The Company shall take such actions as are necessary to register the Shares under the applicable securities laws on or before the date such Shares cease to be subject to the restrictions described in Paragraph 4.

4. RESTRICTIONS AND VESTING

(a)	Until the passage of the time periods or the occurrence of the events specified in Paragraph 4(b) below, the Recipient shall not sell, transfer, convey, pledge, encumber, or otherwise dispose of all or a portion of any interest in the Stock.

(b)	Subject to this Agreement, the restrictions hereunder shall lapse on the first to occur of the following dates or events, whichever is applicable:

(i)	Total Number of Shares	Date Restrictions Lapse
	2,500 2,500 2,500 2,500	February X, 2005 February X, 2006 February X, 2007 February X, 2008
(ii)	Total Number of Shares	Event on Which Restrictions Lapse
10,000 10,000 10,000
Recipient's Death or Disability as defined in the Plan

Termination by the Company without "Cause" as defined in the Employment Agreement

Ocurrence of a Change in Control, as defined in Exhibit C to the Employment Agreement

Except as provided above, any Stock the restrictions on which have not lapsed upon the Recipient’s termination of employment shall be forfeited immediately and this statement shall constitute the written notice required under the Plan of such forfeiture.

5. DIVIDENDS

From and after the date the Recipient acquires the Shares, and is issued a certificate or certificates, the Recipient shall be entitled, with respect to the Recipient’s Shares of Stock, to any dividends declared by the Company on its Shares of Common Stock and paid in the form of cash or other property.

6. RELEASE OF RESTRICTIONS

Cash dividends paid with respect to Shares of Stock shall be paid to the Recipient. In the case of dividends declared by the Company and payable in the form of Common Stock or other securities of the Company, then such securities shall be subject to the terms and conditions of the Plan and this Agreement, shall be represented by certificates issued in the name of the Recipient but shall be subject to the restrictions and vesting schedules specified in Paragraph 4, provided that the restrictions applicable to securities issued as a dividend on certain Shares shall lapse concurrently with the restrictions on the underlying Shares.

7. RELEASE OF RESTRICTIONS

At such time as the restrictions on the Shares of Stock lapse, or as soon thereafter as may be practicable, the restrictive legend shall be removed from the certificate or certificates.

8. WITHHOLDING

The Company shall have the power and right to deduct or withhold, or require the Recipient to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any grant made under or as a result of this Agreement. In the alternative, the Recipient may elect, subject to Company approval, to satisfy the withholding requirement in whole or in part, by having the Company withhold Shares that would otherwise be transferred to the Recipient having a fair market value, on the date the tax is to be determined, equal to the minimum marginal tax that could be imposed on the transaction. All elections shall be made in writing and signed by the Recipient.

9. NOTICES

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by registered or certified mail, return receipt requested, addressed as follows:

To the Company:	USF Corporation 8550 West Bryn Mawr Avenue Suite 700 Chicago, Illinois 60631 Attn: Long-Term Incentive Plan Committee
To the Optionee:	Thomas E. Bergmann 60 S. Wynstone Drive North Barrington, IL 60010

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given when mailed in accordance with the foregoing provisions.

10. GOVERNING LAW

        This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

11. BINDING EFFECT

This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

        IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on its and his behalf effective the day and year first above written.

COMPANY:	OPTIONEE:
USF CORPORATION
By:______________________________ Its:______________________________	______________________________

EXHIBIT C

USF CORPORATION

SEVERANCE PROTECTION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of February X, 2004 by and between USF Corporation, a Delaware corporation (the “Company”), and Thomas E. Bergmann (the “Executive”).

RECITALS

A.	The Board recognizes that the possibility of a Change in Control exists and that the threat or the occurrence of a Change in Control can distract its key management personnel because of the uncertainties inherent in such a situation.

B The Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure his continued dedication and efforts in such event.

C.	In order to induce the Executive to remain in the employ of the Company, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control in the Company.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Term of Agreement. This Agreement shall commence as of February 2, 2004 and shall continue in effect until December 31, 2004; provided, however, that commencing on January 1, 2005 and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one (1) year unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended; and provided, further, that notwithstanding any such notice by the Company not to extend, if a Change in Control shall occur during the term hereof, the term of this Agreement shall not expire prior to the expiration of twenty-four (24) months after the occurrence of a Change in Control.

2.	Definitions.

2.1.	“Accrued Compensation” shall mean all amounts earned or accrued through the Termination Date, but not paid as of the Termination Date, including (a) base salary, (b) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (c) vacation pay, and (d) bonuses and other incentive compensation (other than the Pro Rata Bonus).

2.2.	“Act” shall mean the Securities Exchange Act of 1934, as amended.

2.3.	“Base Amount” shall mean the greater of the Executive’s annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Change in Control, and shall include all amounts of his base salary that are deferred under any qualified or non-qualified employee benefit plan of the Company, or any other agreement or arrangement.

2.4.	“Board” shall mean the Board of Directors of the Company.

2.5.	“Bonus Amount” shall mean the Executive’s target bonus as established by the Company for the fiscal year in which the Change of Control occurs which shall be no less than eighty percent (80%) of the Executive’s maximum payout as established by the Company for the fiscal year in which the Change in Control occurs.

2.6.	Termination of employment is for “Cause” if the Executive has been convicted of a felony or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board that the Executive (a) failed to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the Executive’s assignment of duties that would constitute Good Reason), which failure continued for a period of at least thirty (30) days after a written notice of demand for performance had been delivered to the Executive specifying the manner in which the Executive had failed to perform, or (b) intentionally engaged in conduct that is demonstrably and materially injurious to the Company; provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in clause (b) above until (i) there shall have been delivered to the Executive a written notice setting forth that the Executive committed the conduct set forth in clause (b) and specifying the particulars thereof in detail, and (ii) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires).

2.7.	“Change in Control” shall mean, the occurrence of any of the following events:

(a)	any person (as such term is defined in Section 3 of the Act and used in Rule 13d-5 of the SEC under the Act) or group (as such term is defined in Section 13(d) of the Act), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary, becomes the beneficial owner of twenty-five percent (25%) or more of the common stock of the Company or of Voting Securities representing twenty-five percent (25%) or more of the combined voting power of all Voting Securities of the Company;

(b)	individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the SEC under the Act); or

(c)	approval by the stockholders of the Company of any of the following:

(i)	a merger, reorganization or consolidation (“Merger”) with respect to which the individuals and entities who were the respective beneficial owners of the Voting Securities of the Company immediately before such Merger do not, after such Merger, beneficially own, directly or indirectly, more than seventy-five percent (75%) of the Voting Securities of the Company resulting from such Merger, or

(ii)	the sale or other disposition of all or substantially all of the assets of the Company.

Clauses (a), (b) and (c) of this definition notwithstanding, a Change in Control shall not occur if the Executive is, by written agreement executed before such Change in Control, a participant on such Executive’s own behalf in a transaction in which, pursuant to the written agreement, the Executive has an equity interest in the resulting entity or a right to acquire such an equity interest.

2.8.	“Disability” shall mean a physical or mental condition that impairs the Executive’s ability to substantially perform his duties with the Company for a period of one hundred eighty (180) consecutive days and, as a result of which, the Executive has not returned to employment prior to the Termination Date as stated in the Notice of Termination.

2.9.	“Effective Date” shall mean the date on which this Agreement is executed.

2.10.	“Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in paragraphs (a) through (h) hereof:

(a)	a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents a diminution or an adverse change from his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or any removal of the Executive from or failure to reappoint or reelect him to any of such positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death, or by the Executive other than for Good Reason;

(b)	a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five (5) days of the date due;

(c)	the Company’s requiring the Executive to be based at any place outside a 40-mile radius of the location of the Company’s corporate headquarters immediately prior to the Change of Control, except for reasonably required travel that is not materially greater than such travel requirements prior to the Change in Control;

(d)	the failure by the Company to (1) continue in effect (without reduction in benefit levels and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (2) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter;

(e)	the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

(f)	any material breach by the Company of any provision of this Agreement;

(g)	any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of Section 2.6; or

(h)	the failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement.

Any event or condition described in this Section 2.10(a) through (h) that occurs prior to a Change in Control, but which the Executive reasonably demonstrates (1) was at the request of a third party, or (2) otherwise arose in connection with, or in anticipation of, a Change in Control that actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

2.11.	“Notice of Termination” shall mean, following a Change in Control, a written notice of termination of the Executive’s employment from the Company that indicates, if applicable, the specific termination provision in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

2.12.	“Pro Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is three hundred sixty-five (365).

2.13.	“SEC” shall mean the Securities and Exchange Commission.

2.14.	“Subsidiary” shall mean a corporation in which greater than fifty percent (50%) of the shares are owned, directly or indirectly, by the Company or a subsidiary of the Company.

2.15.	“Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the stock, assets and/or business of the Company whether by operation of law or otherwise.

2.16.	“Termination Date” shall mean in the case of the Executive’s death, his date of death; in the case of Good Reason, the last day of his employment; and in all other cases, the date specified in the Notice of Termination, provided, however, that if the Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive, and provided further, that in the case of Disability, the Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days.

2.17.	“Voting Securities” shall mean those securities of a corporation that are entitled to vote generally in the election of directors of such corporation.

3.	Termination of Employment.

3.1.	If, during the term of this Agreement, the Executive’s employment with the Company shall be terminated within twenty-four (24) months following a Change in Control of the Company, the Executive shall be entitled to the following compensation and benefits:

(a)	If the Executive’s employment with the Company shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive’s death, or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive the Accrued Compensation and, if such termination is other than by the Company for Cause, the Pro Rata Bonus.

(b)	If the Executive’s employment with the Company shall be terminated for any reason other than as specified in Section 3.1(a), the Executive shall be entitled to the following:

(i)	The Company shall pay the Executive his Accrued Compensation and the Pro Rata Bonus;

(ii)	The Company shall pay the Executive as severance pay and, in lieu of any further compensation for periods subsequent to the Termination Date, a payment equal to two (2) times the sum of (A) the Base Amount and (B) the Bonus Amount.

(iii)	For eighteen (18) months (the “Continuation Period”) following such termination, the Company shall continue to provide, at its expense, life insurance coverage to the Executive on the same terms as provided to the Executive by the Company under any life insurance plan or program as in existence at any time during the 90-day period prior to the Change in Control or at any time thereafter or, if such coverage, in whole or in part, is no longer provided to similarly situated executives who continue in the employ of the Company during the Continuation Period, such life insurance coverage as is provided to those similarly situated executives during the Continuation Period, in either case to the extent such insurance coverage is permissible under the terms of the Company’s life insurance plans or programs. The Company agrees that it shall, if necessary for the continuation of such insurance coverage, take any steps that are reasonably necessary to amend its life insurance plans or programs in order to permit the Executive to continue to receive coverage under such plans, provided the cost to the Company of taking such actions is not commercially unreasonable. The Company’s obligation hereunder with respect to the foregoing life insurance benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s employee benefit plans, in which case the Company may reduce the coverage of any life insurance benefits it is required to provide the Executive hereunder as long as the aggregate insurance coverage of the combined plans is no less favorable to the Executive than the life insurance coverage required to be provided hereunder. In addition to the foregoing, if the Executive elects any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Company agrees that it shall pay the full cost of such coverage during the Continuation Period, or if shorter, until the Executive is no longer eligible for COBRA continuation coverage. This subsection (iii) shall not be interpreted so as to limit benefits to which the Executive or his dependents or beneficiaries may otherwise be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, their entitlement to retiree medical and life insurance benefits.

(iv)	(A) The restrictions on any outstanding incentive awards granted to the Executive under the USF Corporation Long-Term Incentive Plan (the “Stock Plan”) or under any other incentive plan or arrangement (including any restricted stock plan) shall lapse and such incentive awards shall become one hundred percent (100%) vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become one hundred percent (100%) vested, and all performance units granted to the Executive shall become one hundred percent (100%) vested and (B) the Executive shall have the right to require the Company to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value of such shares on the date of purchase by the Company. For purposes of this Agreement, if the shares are listed on any national securities exchange, the fair market value shall be the mean average of the high and low sales prices, if any, on the largest such exchange on the date of purchase by the Company or, if there are no sales on such date, on the most recent trade date thirty (30) days or less prior to the date of purchase by the Company. If the shares are not listed on any national securities exchange, the fair market value of such shares shall be determined by a nationally recognized investment banking firm mutually agreed upon by the Company and the Executive. If the parties shall be unable to mutually agree upon an investment banking firm, then each of the Company and the Executive shall designate an investment banking firm within ten (10) days of the date on which it is determined that the parties are unable to mutually agree upon an investment banking firm. The two (2) independent firms shall, within ten (10) days, jointly select a third nationally recognized investment banking firm, whose determination of the fair market value shall be final, binding and conclusive on the Company and the Executive. All costs associated with the determination of fair market value shall be borne by the Company. Notwithstanding anything in this paragraph (iv) to the contrary, if there exists an inconsistency between the terms of the Stock Plan and this paragraph (iv), such that the terms of this paragraph (iv) cannot be applied in a manner that is consistent with the Stock Plan, then the terms of the Stock Plan shall govern, provided, however, that the Company shall pay the Executive in one single sum the difference between (1) the amount that the Executive would receive by applying this paragraph most favorably to the Executive, without regard to the Stock Plan, and (2) the amount that the Executive would receive under this paragraph after applying any limitations imposed by the Stock Plan.

(v)	The Company shall pay the full cost of outplacement services for the Executive for a period of six (6) months following such termination or, if earlier, until the Executive obtains full-time employment, to be provided by an outplacement services firm selected by the Executive.

(c)	The amounts provided for in Sections 3.1(a) and 3.1(b)(i) and (ii) shall be paid in a single lump sum cash payment within thirty (30) days after the Executive’s Termination Date (or earlier if required by applicable law).

(d)	The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment, except as provided in Section 3.1(b)(iii).

3.2.	The severance pay and benefits provided for in this Section 3 shall also be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement.

3.3.	Other than as set forth in Section 3.2, the Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect.

4.	Notice of Termination. Following a Change in Control, any purported termination of the Executive’s employment by the Company shall be communicated by Notice of Termination to the Executive.

5.	Excise Tax Payments.

5.1.	If any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to the Executive pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company (a “Payment” or “Payments”) would be subject to an excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive will receive an amount as a Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

5.2.	An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company’s expense by an accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”). If the Company and the Executive shall be unable to mutually agree upon an accounting firm, then each of the Company and the Executive shall designate an independent accounting firm within ten (10) days of the date on which it is determined that the parties are unable to mutually agree upon an accounting firm. The two (2) independent accounting firms shall, within ten (10) days, jointly select a third independent accounting firm, which third firm shall be the Accounting Firm for purposes of this Section 5.2. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within five (5) days of the Termination Date, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this Section 5.2 shall be paid by the Company to the Executive within fifteen (15) days of the receipt of the Determination. The existence of the Dispute shall not in any way affect the Executive’s right to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 5.3 below.

5.3.	As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred (a) upon notice (formal or informal) to the Executive from any governmental taxing authority that the Executive’s tax liability (whether in respect of the Executive’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (b) upon a determination by a court, (c) by reason of a determination by the Company, or (d) upon the resolution of the Dispute to the Executive’s satisfaction. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall promptly, but in any event, at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to the Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of the Executive’s failure to file timely a tax return or pay taxes shown due on the Executive’s return) imposed on the Underpayment. An Excess Payment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which the Executive had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in the Executive’s tax liability and upon either (a) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (b) the statute of limitations with respect to the Executive’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to the Executive and the Executive shall pay to the Company on demand (but not less than ten (10) days after the determination of such Excess Payment and written notice has been delivered to the Executive) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the rate of repayment to the Company.

6.	Successors; Binding Agreement.

6.1.	This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

6.2.	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive or his beneficiaries or legal representatives, except by will or by the laws of descent and distribution, and this Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

7.	Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement (including, but not limited to, any such fees and expenses incurred in connection with (i) the Dispute, and (ii) the Gross-Up Payment whether as a result of any applicable government taxing authority proceeding, audit or otherwise) or by any other plan or arrangement maintained by the Company under which the Executive may be entitled to receive benefits, and (b) the Executive’s hearing before the Board as contemplated in Section 2.6 of this Agreement.

8.	Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of a change of address shall be effective only upon receipt.

9.	Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except as otherwise expressly provided herein) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except as otherwise expressly provided herein). Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as expressly modified by this Agreement.

10.	Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

11.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.	Payments to Beneficiary. If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive’s estate.

13.	Non-alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

14.	Severability. If any one or more articles, sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any article, section or other portion not so declared to be unlawful or invalid. Any article, section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.

15.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

16.	Tax Withholding. The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

17.	Obligations Unfunded. The obligations of the Company under this Agreement shall be unfunded and unsecured. The Company is not required to segregate any assets that may at any time be required to provide benefits under this Agreement.

18.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, to the extent that such laws are not preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

19.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

20.	Application of ERISA. This Agreement constitutes part of a welfare plan for certain selected employees, as set forth in Department of Labor Regulation § 2520.104-24. Accordingly, nothing herein shall be deemed to limit or restrict any rights or entitlements to which the Executive is entitled under ERISA, and any such rights or entitlements are expressly incorporated herein by reference.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

EMPLOYER:	EXECUTIVE:
USF CORPORATION, a Delaware corporation
/s/ Richard P. DiStasio By: Richard P. DiStasio Its: President & Chief Executive Officer	/s/ Thomas E. Bergmann